Exhibit 99.1

Contact:

Jeff Misakian

Global Vice President, Investor Relations

(562) 552-9417

jmisakian@go2uti.com

UTi WORLDWIDE REPORTS FISCAL 2015

FIRST QUARTER RESULTS

— Transformation Benefits Anticipated at High-End of Previous Range –

— Free Cash Flow Expected to be Positive in Fiscal 2015 —

Long Beach, Calif., June 5, 2014 – UTi Worldwide Inc. (NASDAQ: UTIW) today reported financial results for its fiscal 2015 first quarter ended April 30, 2014.

Fiscal First Quarter 2015 vs. 2014 Results:

•	Revenues were $1,045.0 million, a decrease of 3.3 percent from $1,080.7 million.

•	Net revenues (revenues minus purchased transportation costs) were $372.9 million, a decrease of 0.8 percent from $375.7 million.

•	On an organic basis, revenues decreased 0.3 percent and net revenues increased 3.8 percent versus the comparable prior year period.

•	Net loss attributable to UTi Worldwide Inc. was $43.2 million in the fiscal 2015 first quarter. Net loss attributable to common shareholders after dividends on preferred stock was $0.43 per diluted common share.

•	Net loss attributable to UTi Worldwide Inc. in the fiscal 2014 first quarter was $12.4 million, or $0.12 per diluted common share.

•	The GAAP net loss in the fiscal 2015 first quarter includes a loss on debt extinguishment of $21.8 million, or $0.21 per diluted share, related to the company’s refinancing activities completed earlier in the year. In addition, UTi recorded additional tax expense exceeding its normalized tax rate of $13.0 million, or $0.12 per diluted common share.

•	Excluding the loss on debt extinguishment and the additional tax expense described above, non-GAAP net loss attributable to UTi Worldwide Inc. was $7.8 million. Non-GAAP net loss attributable to common shareholders after preferred stock dividends was $0.09 per diluted common share.

•	Earnings before interest expense, income taxes, depreciation and amortization, as adjusted for severance and other costs and stock compensation expense (adjusted EBITDA) totaled $26.2 million compared to $31.0 million.

•	All references to adjusted items, free cash flow (defined as cash flow from operations less capital expenditures) and organic items in this release refer to non-GAAP results. A reconciliation of GAAP to these non-GAAP results is provided in the supplemental financial information attached to this release.

Eric W. Kirchner, chief executive officer, said, “First quarter results were in line with our expectations. Adjusting for negative currency effects, net revenue rose 3.8 percent in the first quarter, primarily due to increased activity in both business segments and an improvement in freight forwarding yields. Freight forwarding volumes grew slightly compared to the first quarter of last year. Net revenue per unit of cargo increased as buy rates improved. Contract logistics and distribution recorded solid revenue growth on a constant-currency basis, due to gains in new and existing accounts in all regions. We continued to win new business in both business segments in the first quarter, which we expect will lead to revenue growth in the second half of this year.

“We made further progress in our transformation activities. We implemented our 1View operating system in five additional countries. This brings to 37 the total number of countries on the new system, representing approximately 77 percent of freight forwarding transactions. We expect to add 8-10 additional countries by September 1, 2014, which would bring us to approximately 85 percent of transactions. We continue to target completion of the system implementation by the end of the third quarter of fiscal 2015.”

Kirchner continued, “We plan to achieve $95 million in annualized cost savings by the end of fiscal 2015, which represents the high end of the range of our prior estimates. As previously disclosed, we already took action in fiscal 2014 to remove approximately $50 million of this total. These cost reductions were in place in the first quarter, but we also incurred higher payroll-related expenses and transformation costs, as well as expenses associated with growth in contract logistics and distribution. These higher costs are part of our fiscal 2015 business plan, which also calls for revenue growth and productivity improvements that are independent of the transformation that are expected to fund these cost increases in the second half of the year. As a result, we expect adjusted EBITDA to improve significantly this year as we complete our cost reduction measures and begin to remove duplicative costs associated with the transformation.”

Operating expenses less purchased transportation costs were $376.1 million in the first quarter of fiscal 2015. The company recorded $0.6 million in severance and other costs in the fiscal 2015 first quarter, compared to $2.8 million in the same period last year. Excluding these items, adjusted operating expenses less purchased transportation costs were $375.5 million, compared to $369.1 million.

The company recorded a tax provision of $9.0 million in the fiscal 2015 first quarter on a pretax loss of $33.8 million, due to increases in valuation allowances and the mix of taxable income across the company’s tax jurisdictions.

Consistent with prior years, the company had significant negative free cash flow for the first quarter. Free cash flow was negative $130 million in the fiscal 2015 first quarter, primarily due to a $130 million increase in working capital. During the first quarter, accounts receivable increased $139 million (excluding the effects of currency), primarily due to seasonal factors, an increase in pass-through billings in contract logistics and distribution, and the impact of billing delays related to 1View system implementations.

Richard G. Rodick, chief financial officer, said, “While the increase in accounts receivable in the first quarter is significant, most of the higher balance can be attributed to seasonal effects we typically see in the first quarter. We have put in place a working capital plan that has already begun paying dividends in April and May, and as a result, the higher receivables balance associated with our system implementation is expected to abate in the second quarter of fiscal 2015. We continue to expect free cash flow to be positive for the full fiscal year, which implies an improvement of more than $130 million during the rest of fiscal 2015.”

Investor Conference Call:

UTi management will host an investor conference call today, June 5, 2014, at 8:00 A.M. PDT (11:00 A.M. EDT) to review the company’s financial results for the fiscal 2015 first quarter. Investment professionals are invited to participate in the live call by dialing 888-337-8169 (domestic) or 719-457-2083 (international) using conference ID 2739058. The call will be open to all interested investors through a live, listen-only audio Internet broadcast at www.go2uti.com. The slides that will be referenced during the call will be available on the company’s website at www.go2uti.com (click on “Investor Relations” and then click on “Webcasts & Presentations”). The slides will contain disclosures of certain non-GAAP financial measures, which will be identified in the slides. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures will be included in the slides. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephonic playback of the conference call also will be available from approximately 11:00 A.M. PDT, today, through June 9, 2014, by calling 888-203-1112 (domestic) or 719-457-0820 (international) and using replay passcode 2739058.

About UTi Worldwide:

UTi Worldwide Inc. is an international, non-asset-based supply chain services and solutions company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including clients operating in industries with unique supply chain requirements such as the pharmaceutical, retail, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers, and expertise in outsourced logistics services to deliver competitive advantage to each of its clients’ supply chains.

Use of Non-GAAP Financial Information:

This press release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules. UTi believes that meaningful analysis of its financial performance requires an understanding of the factors underlying that performance and the company’s judgments about the likelihood that particular factors will repeat. Short-term patterns and long-term trends may be obscured by the impact of certain items. For this reason, the company has included information in this press release relating to organic revenue and organic net revenue changes, which are adjusted to exclude the impact of currency fluctuations between comparable periods. The company also has referred to operating expenses less purchased transportation costs, and to adjusted operating expenses less purchased transportation costs, which are operating expenses less purchased transportation costs that are further adjusted to exclude severance and other costs. The company has also included information relating to organic adjusted operating expenses less purchased transportation costs, which are adjusted operating expenses less purchased transportation costs that are further adjusted to exclude the impact of currency fluctuations between comparable periods. The company has further referred to non-GAAP net loss attributable to UTi Worldwide Inc., which is adjusted to exclude severance and other costs, a loss on debt extinguishment related to the company’s refinancing transaction, and valuation allowances on deferred tax assets, changes in the company’s normalized tax rate, as described above, and non-GAAP net loss per diluted share attributable to common shareholders. In addition, the company has referred to free cash flow, which is cash flow from operations less purchases of property, plant and equipment (net of proceeds from disposal), as well as purchases of software and other intangible assets. Finally, the company has referred to adjusted earnings before interest expense, income taxes, depreciation and amortization (EBITDA), which is adjusted to exclude stock-based compensation, as well as severance and other costs. This information is among the information the company uses as a basis for evaluating company performance on a comparable basis over time, allocating resources and planning and forecasting of future periods. The company has also provided this information because such adjustments make performance information more comparable to prior disclosures for investors, and may enhance the ability of investors to analyze the company’s performance. In addition, the company’s management believes that presenting adjusted EBITDA provides useful information to investors regarding underlying business trends and performance of the company’s ongoing operations. This information is not intended to be considered in isolation or as a substitute for, or superior to, the relevant measures prepared and presented in accordance with U.S. GAAP. Further, adjusted EBITDA does not represent cash flow from operations as defined by GAAP, is not derived in accordance with GAAP, and should not be considered as an alternative to net income. For more information on these non-GAAP financial measures, please see the tables at the end of this press release.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release which address activities, events or developments that UTi expects or anticipates will or may occur in the future, including such things as generating revenue growth in the second half of fiscal 2015 as a result of new business wins in the fiscal 2015 first quarter; adding 8-10 more countries on the 1View system, which would bring transactions on the new system to 85 percent of the total by September 1, 2014; completing deployment of the 1View operating system by the end of the third quarter of fiscal 2015; expectations for achieving $95 million in annualized cost savings by the end of fiscal 2015; expectations that revenue growth and productivity improvements independent of the company’s transformation are expected to fund cost increases in the second half of fiscal 2015; expectations that adjusted EBITDA will improve significantly this year as the company completes its cost reduction measures and begins to remove duplicative costs; statements that the higher receivables balance associated with the company’s system implementation is expected to abate in the second quarter of fiscal 2015; expectations that free cash flow will be positive for the full fiscal year, which implies an improvement of more than $130 million during the rest of fiscal 2015; and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by UTi in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” and other similar expressions or the negative of these terms or other comparable terms. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, the risks in UTi’s filings with the SEC, including those listed in Item 1A “Risk Factors” in its annual report on Form 10-K relating to the fiscal year ended January 31, 2014, and the following: UTi’s ability to maintain sufficient liquidity and capital resources to fund its business; UTi’s ability to complete its business transformation initiatives in the timeframe and for the costs anticipated or at all and achieve the expected benefits; UTi’s ability to generate sufficient cash to service its debts and other obligations; delays or inability to pay by UTi’s customers; UTi’s ability to execute its working capital plan; dilution caused by its outstanding convertible preference shares and outstanding convertible notes; volatility with respect to global trade; global economic, political and market conditions and unrest, including those in Africa, Asia Pacific and EMENA (which is comprised of Europe, Middle East and North Africa); risks associated with UTi’s ongoing business transformation initiative, which include unanticipated difficulties, delays, additional costs and expenses as well as potential billing delays; volatile fuel costs; transportation capacity, pricing dynamics and the ability of UTi to secure space on third party aircraft, ocean vessels and other modes of transportation; changes in interest and foreign exchange rates, particularly with respect to the South African rand; material interruptions in transportation services; risks of international operations; risks associated with, and the potential for penalties, fines, costs and expenses the company may incur as a result of investigations by the governments of Brazil and Singapore into the international air freight and air cargo transportation industry; risks of adverse legal judgments or other liabilities not limited by contract or covered by insurance; UTi’s ability to retain clients while facing increased competition; the financial condition of UTi’s clients; disruptions caused by epidemics, natural disasters, conflicts, strikes, wars and terrorism; the impact of changes in UTi’s effective tax rates; the other risks and uncertainties described herein and in UTi’s other filings with the SEC; and other factors outside UTi’s control. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on UTi or its business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof and UTi does not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except as required by law.

# # #

(Tables Follow)

UTi Worldwide Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended
	April 30,
	2014	2013
	(Unaudited)
Revenues:
Airfreight forwarding	$321,401	$323,829
Ocean freight forwarding	263,132	303,778
Customs brokerage	44,327	29,818
Contract logistics	187,165	180,682
Distribution	147,958	147,710
Other	81,005	94,836

Total revenues	1,044,988	1,080,653
Other operating expenses:
Purchased transportation costs:
Airfreight forwarding	244,665	250,472
Ocean freight forwarding	217,360	256,975
Customs brokerage	11,008	1,342
Contract logistics	44,270	44,458
Distribution	103,784	101,208
Other	51,011	50,463

Staff costs	220,677	220,212
Depreciation	13,806	13,182
Amortization of intangible assets	6,999	2,792
Severance and other	647	2,669
Other operating expenses	133,996	132,903

Total other operating expenses	1,048,223	1,076,676
Operating (loss)/income	(3,235)	3,977
Interest expense, net	(8,597)	(3,293)
Loss on debt extinguishment	(21,820)	—
Other expense, net	(120)	(242)

Pretax (loss)/income	(33,772)	442
Provision for income taxes	8,967	11,306

Net loss	(42,739)	(10,864)
Net income attributable to non-controlling interests	443	1,554

Net loss attributable to UTi Worldwide Inc.	$(43,182)	$(12,418)

Basic and diluted loss per common share attributable to UTi Worldwide Inc. common shareholders	$(0.43)	$(0.12)

Number of weighted average common shares outstanding used for per share calculations
Basic and diluted shares	104,921,510	104,027,228

UTi Worldwide Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	April 30, 2014	January 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$206,883	$204,384
Cash held as collateral	50,025	—
Trade receivables, net	1,136,817	977,885
Deferred income taxes	7,137	8,889
Other current assets	157,348	154,465

Total current assets	1,558,210	1,345,623

Property, plant and equipment, net	220,476	222,036
Goodwill and other intangible assets, net	465,859	464,867
Investments	1,130	1,075
Deferred income taxes	12,665	11,693
Other non-current assets	51,070	36,768

Total assets	$2,309,410	$2,082,062

LIABILITIES & EQUITY
Bank lines of credit	$117,116	$260,700
Short-term borrowings	6,718	7,551
Current portion of long-term borrowings	2,045	3,488
Current portion of capital lease obligations	11,330	12,374
Trade payables and other accrued liabilities	776,919	754,965
Income taxes payable	18,992	17,877
Deferred income taxes	3,010	3,236

Total current liabilities	936,130	1,060,191

Long-term borrowings, excluding current portion	361,706	205,862
Capital lease obligations, excluding current portion	63,002	60,784
Deferred income taxes	14,154	14,390
Other non-current liabilities	39,558	38,098

Convertible preference shares	172,448	—

Commitments and contingencies

UTi Worldwide Inc. shareholders’ equity:
Common stock	565,358	517,762
Retained earnings	268,846	313,974
Accumulated other comprehensive loss	(127,290)	(143,317)

Total UTi Worldwide Inc. shareholders’ equity	706,914	688,419
Non-controlling interests	15,498	14,318

Total equity	722,412	702,737

Total liabilities and equity	$2,309,410	$2,082,062

UTi Worldwide Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three months ended April 30,
	2014	2013
	(Unaudited)
OPERATING ACTIVITIES:
Net loss	$(42,739)	$(10,864)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation costs	3,385	3,366
Depreciation	13,806	13,182
Amortization of intangible assets	6,999	2,792
Amortization of debt issuance costs	765	172
Make-whole payment	20,830	—
Accretion of convertible senior notes	1,180	—
Deferred income taxes	425	4,474
Uncertain tax positions	180	298
Gain on disposal of property, plant and equipment	(51)	(370)
Provision for doubtful accounts	2,077	1,470
Other	765	1,805
Net changes in operating assets and liabilities	(129,759)	(68,888)

Net cash used in operating activities	(122,137)	(52,563)

INVESTING ACTIVITIES:
Net increase in cash held as collateral	(50,025)	—
Purchases of property, plant and equipment, excluding software	(5,887)	(8,543)
Proceeds from disposals of property, plant and equipment	1,741	969
Purchases of software and other intangible assets	(4,200)	(6,573)
Net decrease/(increase) in other non-current assets and other	792	(1,227)

Net cash used in investing activities	(57,579)	(15,374)

FINANCING ACTIVITIES:
Net borrowings under bank lines of credit	(145,907)	26,595
Net increase in short-term borrowings	(918)	(2)
Proceeds from issuances of long-term borrowings	402,974	14
Repayments of long-term borrowings	(202,063)	(3,501)
Make-whole payment	(20,830)	—
Proceeds from the issuance of preference shares	175,000	—
Debt and preferred shares issuance costs	(24,692)	—
Repayments of capital lease obligations	(4,417)	(4,355)
Distributions to non-controlling interests and other	—	(82)
Ordinary shares settled under share-based compensation plans	(1,759)	(2,307)
Proceeds from issuance of ordinary shares	49	828

Net cash provided by financing activities	177,437	17,190
Effect of foreign exchange rate changes on cash and cash equivalents	4,778	(1,190)

Net increase/(decrease) in cash and cash equivalents	2,499	(51,937)
Cash and cash equivalents at beginning of period	204,384	237,276

Cash and cash equivalents at end of period	$206,883	$185,339

UTi Worldwide Inc.

Segment Reporting

(in thousands)

(Unaudited)

	Three months ended April 30, 2014
	Freight Forwarding	Contract Logistics and Distribution	Corporate	Total
Revenues	$683,870	$361,118	$—	$1,044,988

Purchased transportation costs	513,825	158,273	—	672,098
Staff costs	109,519	101,147	10,011	220,677
Depreciation	4,429	7,926	1,451	13,806
Amortization of intangible assets	6,051	948	—	6,999
Severance and other	568	79	—	647
Other operating expenses	47,247	79,371	7,378	133,996

Total operating expenses	681,639	347,744	18,840	1,048,223

Operating income/(loss)	$2,231	$13,374	$(18,840)	(3,235)

Interest expense, net				(8,597)
Loss on debt extinguishment				(21,820)
Other expense, net				(120)

Pretax loss				(33,772)
Provision for income taxes				8,967

Net loss				(42,739)
Net income attributable to non-controlling interests				443

Net loss attributable to UTi Worldwide Inc.				$(43,182)

UTi Worldwide Inc.

Segment Reporting

(in thousands)

(Unaudited)

	Three months ended April 30, 2013
	Freight Forwarding	Contract Logistics and Distribution	Corporate	Total
Revenues	$719,516	$361,137	$—	$1,080,653

Purchased transportation costs	549,963	154,955	—	704,918
Staff costs	105,068	106,277	8,867	220,212
Depreciation	4,283	7,796	1,103	13,182
Amortization of intangible assets	1,120	1,236	436	2,792
Severance and other	236	992	1,441	2,669
Other operating expenses	46,048	79,572	7,283	132,903

Total operating expenses	706,718	350,828	19,130	1,076,676

Operating income/(loss)	$12,798	$10,309	$(19,130)	3,977

Interest expense, net				(3,293)
Other expense, net				(242)

Pretax income				442
Provision for income taxes				11,306

Net loss				(10,864)
Net income attributable to non-controlling interests				1,554

Net loss attributable to UTi Worldwide Inc.				$(12,418)

UTi Worldwide Inc.

Geographic Reporting

(in thousands)

(Unaudited)

	Three months ended April 30, 2014
	Freight Forwarding Revenues	Contract Logistics and Distribution Revenues	Freight Forwarding Net Revenues	Contract Logistics and Distribution Net Revenues	Operating (Loss)/Income	Severance and Other
EMENA	$218,244	$58,594	$58,812	$34,247	$(2,723)	$149
Americas	148,591	202,211	44,176	90,057	(642)	140
Asia Pacific	243,429	19,383	48,778	13,226	10,920	320
Africa	73,606	80,930	18,279	65,315	8,050	38
Corporate	—	—	—	—	(18,840)	—

Total	$683,870	$361,118	$170,045	$202,845	$(3,235)	$647

	Three months ended April 30, 2013
	Freight Forwarding Revenues	Contract Logistics and Distribution Revenues	Freight Forwarding Net Revenues	Contract Logistics and Distribution Net Revenues	Operating (Loss)/Income	Severance and Other
EMENA	$212,691	$54,269	$57,218	$32,097	$(3,160)	$987
Americas	174,421	194,764	44,281	85,734	1,214	241
Asia Pacific	219,519	17,882	44,235	11,773	9,185	—
Africa	112,885	94,222	23,819	76,578	15,868	—
Corporate	—	—	—	—	(19,130)	1,441

Total	$719,516	$361,137	$169,553	$206,182	$3,977	$2,669

UTi Worldwide Inc. Supplemental Financial Information – Reconciliation to US GAAP

(in thousands, except per share amounts)

(Unaudited)

	Three months ended April 30, 2014	Three months ended April 30, 2013
GAAP Revenues	$1,044,988	$1,080,653
Less: Purchased transportation costs	(672,098)	(704,918)

Net revenues	$372,890	$375,735

GAAP Operating expenses	$1,048,223	$1,076,676
Less: Purchased transportation costs	(672,098)	(704,918)

Operating expenses less purchased transportation costs	376,125	371,758
Less: Adjustment for severance and other(1)	(647)	(2,669)

Non-GAAP Operating expenses	$375,478	$369,089

GAAP Operating (loss)/income	$(3,235)	$3,977
Add: Adjustment for severance and other(1)	647	2,669

Non-GAAP Operating (loss)/income	$(2,588)	$6,646

Non-GAAP operating income as a percentage of net revenues	-0.7%	1.8%

GAAP Pretax (loss)/income	$(33,772)	$442
Add: Adjustment for severance and other(1)	647	2,669
Add: Adjustment for loss on debt extinguishment(2)	21,820	—

Non-GAAP Pretax (loss)/income	$(11,305)	$3,111

GAAP Provision for income taxes	$8,967	$11,306
Add: Adjustment for severance and other(3)	104	998
Less: Adjustment for deferred tax asset valuation allowance(4)(5)	(13,027)	(8,308)

Non-GAAP Provision for income taxes	$(3,956)	$3,996

GAAP Net loss attributable to UTi Worldwide Inc.	$(43,182)	$(12,418)
Adjustment for:
Severance and other(1)	647	2,669
Income tax effect severance and other(3)	(104)	(998)
Loss on debt extinguishment(2)	21,820	—
Adjustment for deferred tax asset valuation allowance(4)(5)	13,027	8,308

Non-GAAP Net loss attributable to UTi Worldwide Inc.	$(7,792)	$(2,439)

GAAP Diluted loss per common share	$(0.43)	$(0.12)
Adjustment for:
Severance and other(1)	0.01	0.03
Income tax effect severance and other(3)	—	(0.01)
Loss on debt extinguishment(2)	0.21
Adjustment for deferred tax asset valuation allowance(4)(5)	0.12	0.08

Non-GAAP Diluted loss per common share	$(0.09)	$(0.02)

(1)	During the three months ended April 30, 2014 and 2013, the company recorded pre-tax severance of $647 and $2,699, respectively, primarily related to transformation activities.
(2)	Loss on debt extinguishment for the three months ended April 30, 2014, includes a make-whole payment of $20,830 with respect to the prepayment of the company’s $200,000 aggregate principal private placement notes issued on January 25, 2013, as well as a non-cash charge of $990 related to unamortized debt issuance costs.
(3)	The provision for income tax adjustment related to the severance and other costs were calculated based on the prevailing tax rate in each jurisdiction.
(4)	Adjustments for deferred tax asset valuation allowances include the effects of current period valuation allowances. For the three months ended April 30, 2013, the adjustment also includes an out of period adjustment to income tax expense of $5,000 to increase the valuation allowances for certain of its deferred tax assets.
(5)	The company recorded additional tax expense exceeding its normalized tax rates. This is due to valuation allowances and the mix of taxable income across the company’s tax jurisdictions. The company’s estimated normalized tax rates on an adjusted basis is estimated to be 35%, and 38%, respectively, for the three months ended April 30, 2014, and 2013. These rates are estimated rates based upon historical average effective tax rates experienced by the Company for the prior periods FY10 through FY12 during which the Company had consistent profitability. These rates are dependent upon many factors including but not limited to the mix of income and loss generated across jurisdictions and enacted statutory tax rates.

UTi Worldwide Inc.

Organic Growth Reconciliation

(Unaudited)

	Three months ended April 30, 2014
	Total Net Change	+/(-) Currency Impact	Organic Growth	+/(-) Non-GAAP Items	Adjusted Organic Growth
Revenues	(3)%	3%	—%	—%	—%
Net revenues	(1)%	5%	4%	—%	4%
Operating expenses less purchased transportation costs	1%	4%	5%	1%	6%

Set forth above is a reconciliation of the company’s organic growth rates and the growth rates based on the company’s GAAP reported results in the company’s revenues, net revenues and operating expenses less purchased transportation costs for the three months ended April 30, 2014. Organic growth is a non-GAAP measure that excludes the impact of foreign currency translation.

UTi Worldwide Inc.

Adjusted EBITDA Calculation

(in thousands)

(Unaudited)

	Three months ended April 30,
	2014	2013
EBITDA:
Pretax (loss)/income	$(33,772)	$442
Interest expense	13,285	8,572
Depreciation	13,806	13,182
Amortization of intangible assets	6,999	2,792

Total	318	24,988
Adjusting items
Stock compensation	3,385	3,366
Severance and other(6)(7)	647	2,669
Loss on debt extinguishment(8)	21,820	—

Adjusted EBITDA	$26,170	$31,023

(6)	During the three months ended April 30, 2014 the company recorded pre-tax severance of $647 primarily related to transformation activities.
(7)	During the three months ended April 30, 2013 the company recorded pre-tax severance of $2,669 primarily related to transformation activities.
(8)	Loss on debt extinguishment for the three months ended April 30, 2014, includes a make-whole payment of $20,830 with respect to the prepayment of the company’s $200,000 aggregate principal private placement notes issued on January 25, 2013, as well as a non-cash charge of $990 related to unamortized debt issuance costs.

UTi Worldwide Inc.

Free Cash Flow Calculation

(in thousands)

(Unaudited)

	Three months ended April 30,
	2014	2013
Net cash used in operating activities	$(122,137)	$(52,563)
Purchases of property, plant and equipment, excluding software	(5,887)	(8,543)
Proceeds from disposals of property, plant and equipment	1,741	969
Purchases of software and other intangible assets	(4,200)	(6,573)

Free cash flow	$(130,483)	$(66,710)